Herman Miller Reports Q2 Sales and Earnings In-Line with Guidance; Completes Pension Termination and Announces 12% Dividend Increase
Webcast to be held Thursday, December 19, 2013, at 9:30 AM EST

Release	Immediate
Date	December 18, 2013
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its second quarter ended November 30, 2013. Net sales in the quarter totaled $470.5 million, an increase of 6.5% from the same quarter last fiscal year. New orders in the second quarter were $502.9 million, 5.7% higher than the prior year period. Sequentially, net sales in the quarter increased 0.5% from the first quarter of fiscal 2014, while orders increased 6.7% over the same period.

During the second quarter the company completed the previously announced termination of its domestic defined benefit pension plans. The final step in this process involved the distribution of earned benefits to plan participants through the payment of lump-sum cash distributions, roll-over payments to other retirement accounts, and the purchase of annuity contracts from a third-party insurance company. These benefit distributions required Herman Miller to make a tax deductible cash contribution of approximately $49 million to the plans. As expected, the settlement of these liabilities triggered the recognition of pension settlement expenses in the quarter, the large majority of which did not impact cash flows or the net equity position of the company. In total, pretax legacy pension expenses in the second quarter were $161.3 million.

As a result of these legacy pension expenses, Herman Miller reported a net loss of $1.37 per share in the second quarter. This compares to diluted earnings per share of $0.14 in the same quarter last fiscal year. Excluding the legacy pension impact and restructuring & impairment charges of $4.0 million recognized in the period, adjusted diluted earnings per share in the second quarter totaled $0.42. This compares to adjusted earnings of $0.35 per share in the second quarter of fiscal 2013.
The company also announced an increase in its quarterly cash dividend to $0.14 per share payable in April 2014. This change represents an increase of 12% from the current dividend payout of $0.125 per share.

Brian Walker, Chief Executive Officer, stated, "We are very pleased with our operating results this quarter, particularly given declining federal government demand in the U.S. and mixed economic conditions in other markets around the world. While these areas of challenge have limited our sales growth through the first half of this fiscal year, we remain confident in the long-term outlook of the business. We made real progress this quarter in a number of important areas, including: Readying new products aimed at fueling future growth, acquiring the manufacturing capabilities of our Chinese partner, completing our plan to reduce balance sheet volatility by restructuring our retirement plans, and increasing the cash we return to shareholders with a 12% increase in our quarterly dividend. These accomplishments are further evidence that we are executing on our strategic and financial plan.”

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FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended			Six Months Ended
	11/30/2013	12/1/2012	% Chg.	11/30/2013	12/1/2012	% Chg.
Net Sales	$470.5	$441.8	6.5%	$938.6	$891.5	5.3%
Gross Margin %	25.3%	33.6%	N/A	30.8%	33.4%	N/A
Operating Expenses	$240.1	$130.3	84.3%	$371.0	$245.2	51.3%
Restructuring and Impairment Expenses	$4.0	$0.7	N/A	$4.0	$1.2	N/A
Operating Earnings (Loss) %	(26.6)%	4.0%	N/A	(9.2)%	5.8%	N/A
Adjusted Operating Earnings % *	8.5%	8.4%	N/A	8.9%	8.2%	N/A
Net Earnings (Loss)	$(80.6)	$8.4	(1,059.5)%	$(58.1)	$28.3	(305.3)%
Earnings (Loss) Per Share – Diluted	$(1.37)	$0.14	(1,078.6)%	$(0.99)	$0.48	(306.3)%
Adj. Earnings Per Share – Diluted *	$0.42	$0.35	20.0%	$0.84	$0.72	16.7%
Orders	$502.9	$475.8	5.7%	$974.1	$927.8	5.0%
Backlog	$307.9	$314.2	(2.0)%

*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities & Exchange Commission.

Second Quarter Fiscal 2014 Financial Results

Sales for the quarter within Herman Miller’s North American reportable segment were $297.1 million, a decrease of 2.5% from the same quarter last fiscal year. On an organic basis, adjusting for the impact of dealer divestitures and foreign currency translation, segment sales increased 0.2% on a year-over-year basis. New orders in the second quarter of $333.7 million were 1.5% higher than the year ago period and up 4.1% on an organic growth basis. Growth within this segment continued to be challenged this quarter by reduced demand from the U.S. federal government, where sales and orders both declined by more than 25% relative to last fiscal year.

The non-North American reportable segment reported net sales of $103.1 million for the quarter. This represents an 11.1% increase from the second quarter of fiscal 2013, with the largest contributors of this growth coming from the EMEA and Latin American regions. New orders in the quarter of $104.4 million were up 3.7% on a year-over-year basis. Adjusted for the impact of changes in foreign currency translation, segment sales increased 12.9% and orders increased 6.1% from the second quarter of last year.

Net sales in the second quarter within Herman Miller’s Specialty and Consumer segment totaled $70.3 million. This represents a 58.7% increase over the level reported in the same quarter last year. Segment orders of $64.8 million increased 39.7% on a year-over-year basis. The acquisition of Maharam, which closed in the fourth quarter of fiscal 2013, drove the sales and order growth in the quarter. Excluding the impact from this acquisition, segment sales and orders decreased 3.2% and 16.6%, respectively, from the same quarter last year. These organic decreases resulted largely from a shift in the timing of order activity from certain large retail distributors in anticipation of the company's Herman Miller for the Home holiday promotional sale.

Herman Miller’s consolidated gross margin in the second quarter was reduced by $50.3 million of legacy pension expenses recorded in Cost of Sales. Excluding the impact of these legacy pension expenses, the company's adjusted gross margin percentage was 36.0% in the quarter - an amount consistent with the company's expectations coming into the period. By comparison, adjusted gross margin in the second quarter of last fiscal year was 33.8%.
Greg Bylsma, Chief Financial Officer, stated, "We accomplished a number of important objectives this quarter and delivered earnings at the top-end of our guidance. The business continues to record meaningful contributions from recent investments in

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higher margin products and channels, and we also benefited this quarter from improved performance within key international markets and at our Nemschoff subsidiary. Despite a choppy demand pattern through the first half of fiscal 2014, we've been successful in driving overall margin improvements. This has enabled us to increase the level of cash to be returned to shareholders while sustaining investments focused on future growth.”
Herman Miller reported operating expenses in the second quarter of $240.1 million compared to $130.3 million in the same quarter a year ago. Excluding the impact from legacy pension charges, adjusted operating expenses totaled $129.1 million and $112.3 million in these quarterly periods, respectively. The majority of this year-over-year increase relates to the acquisition of Maharam.

During the second quarter the company acquired manufacturing-related assets, including a production facility and related equipment, located in Dongguan, China. These assets support the manufacturing operations of the company's POSH subsidiary and were not included in the initial acquisition of POSH, which closed in April 2012. With this asset purchase now complete, Herman Miller has decided not to pursue the construction of a new manufacturing and distribution facility on property that it previously acquired in Ningbo, China. In connection with this decision, the company recognized a pretax asset impairment charge totaling $4.0 million during the second quarter.
Herman Miller’s effective income tax rate in the second quarter was 37.6% compared to 34.9% in the year ago period. This change was driven primarily by legacy pension expenses recorded this quarter. Excluding the impact of legacy pension charges, Herman Miller's effective tax rate would have been approximately 32.0% in the second quarter of fiscal 2014.

The company ended the second quarter with total cash and cash equivalents of $73.3 million, a reduction of $36.8 million from the start of the period. Cash contributions required to complete the pension termination totaled $49 million in the second quarter, bringing net operating cash flows to $(10.7) million for the quarter and $27.5 million through the first six month of the fiscal year. In fiscal 2013, net operating cash flows were $18.6 million in the second quarter and $47.3 million through the first six months.

Mr. Bylsma continued, “In addition to strong gross margin performance throughout the first half of the fiscal year, cash flow generation has been strong - allowing us to fund and terminate the pension plans on schedule, while keeping our borrowing capacity available for future needs. We were also successful in completing the acquisition of POSH's existing production facilities in China. This not only provides us with a stable manufacturing base, but it also eliminates the risks associated with relocating a production facility, and significantly reduces the overall investment required to support our growth strategy in the region."
Looking forward, Herman Miller expects net sales in the third quarter of fiscal 2014 to be in the range of $445 million to $465 million. This would represent an increase of between 5% and 10% from the third quarter of fiscal 2013. Diluted earnings per share in the quarter are expected to range between $0.30 and $0.36.
Mr. Walker concluded, “While organic growth has been tepid, solid demand from commercial customers, strong activity in architectural billings, and an improving global economy should bode well for growth in calendar 2014. While it is impossible to predict a positive turn in U.S. federal government purchases, the rapid declines of the past few years will either not continue or will have less of an impact. This improving environment, combined with our strategic investments, increases our confidence and optimism in the mid to long-term."

The company will host a live webcast to discuss the results of the second quarter of fiscal 2014 on Thursday, December 19, 2013, at 9:30 a.m. EST. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller’s inspiring designs, inventive technologies and strategic services help people do great things and organizations to perform at their best. The company’s award-winning products and services generated approximately $1.8 billion in revenue in fiscal 2013. A past recipient of the Smithsonian Institution's Cooper-Hewitt National Design Award, Herman Miller designs can be found in the permanent collections of museums worldwide. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global leader. In 2012, Herman Miller again received the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week.  Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the level of anticipated pension expenses, the pace and level of government procurement, the impact of the Affordable Care Act on healthcare markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended November 30, 2013, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	November 30, 2013		December 1, 2012
Net Sales	$470.5	100.0%	$441.8	100.0%
Cost of Sales	351.6	74.7%	293.3	66.4%
Gross Margin	118.9	25.3%	148.5	33.6%
Operating Expenses	240.1	51.0%	130.3	29.5%
Restructuring and Impairment Expenses	4.0	0.9%	0.7	0.2%
Operating Earnings (Loss)	(125.2)	(26.6)%	17.5	4.0%
Other Expenses, net	4.1	0.9%	4.6	1.0%
Earnings (Loss) Before Income Taxes and Equity Income	(129.3)	(27.5)%	12.9	2.9%
Income Tax Expense (Benefit)	(48.6)	(10.3)%	4.5	1.0%
Equity Income, net of tax	0.1	0.0%	—	0.0%
Net Earnings (Loss)	$(80.6)	(17.1)%	$8.4	1.9%
Earnings (Loss) Per Share – Basic	($1.37)		$0.14
Weighted Average Basic Common Shares	58,923,648		58,373,256
Earnings (Loss) Per Share – Diluted	($1.37)		$0.14
Weighted Average Diluted Common Shares	58,923,648		58,718,221

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Six Months Ended
	November 30, 2013		December 1, 2012
Net Sales	$938.6	100.0%	$891.5	100.0%
Cost of Sales	649.7	69.2%	593.3	66.6%
Gross Margin	288.9	30.8%	298.2	33.4%
Operating Expenses	371.0	39.5%	245.2	27.5%
Restructuring and Impairment Expenses	4.0	0.4%	1.2	0.1%
Operating Earnings (Loss)	(86.1)	(9.2)%	51.8	5.8%
Other Expenses, net	8.7	0.9%	8.9	1.0%
Earnings (Loss) Before Income Taxes and Equity Income	(94.8)	(10.1)%	42.9	4.8%
Income Tax Expense (Benefit)	(36.6)	(3.9)%	14.6	1.6%
Equity Income, net of tax	0.1	0.0%	—	0.0%
Net Earnings (Loss)	$(58.1)	(6.2)%	$28.3	3.2%
Earnings (Loss) Per Share – Basic	($0.99)		$0.49
Weighted Average Basic Common Shares	58,825,377		58,345,979
Earnings (Loss) Per Share – Diluted	($0.99)		$0.48
Weighted Average Diluted Common Shares	58,825,377		58,668,525

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Six Months Ended
	November 30, 2013	December 1, 2012
Net Earnings (Loss)	$(58.1)	$28.3
Cash Flows provided by Operating Activities	27.5	47.3
Cash Flows used for Investing Activities	(26.3)	(29.8)
Cash Flows used for Financing Activities	(10.3)	(3.7)
Effect of Exchange Rates	(0.3)	(0.3)
Change in Cash	(9.4)	13.5
Cash, Beginning of Period	82.7	172.2
Cash, End of Period	$73.3	$185.7

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	November 30, 2013	June 1, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$73.3	$82.7
Marketable Securities	11.6	10.8
Accounts Receivable, net	178.3	178.4
Inventories, net	81.3	76.2
Prepaid Expenses and Other	59.1	51.2
Total Current Assets	403.6	399.3
Net Property and Equipment	189.1	184.1
Other Assets	364.1	363.1
Total Assets	$956.8	$946.5

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$133.8	$130.1
Accrued Liabilities	162.1	159.9
Total Current Liabilities	295.9	290.0
Long-term Debt	250.0	250.0
Other Liabilities	63.5	87.0
Total Liabilities	609.4	627.0
Total Stockholders’ Equity	347.4	319.5
Total Liabilities and Stockholders’ Equity	$956.8	$946.5

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